Exhibit (a)(1)(D)

LETTER TO CLIENTS FOR TENDER OF VALE S.A. PREFERRED ADSs

OFFER TO EXCHANGE

each outstanding Preferred American Depositary Share (a “Preferred ADS”)

of

VALE S.A.

for

0.9342 of a Common American Depositary Share (a “Common ADS”),

each Common ADS representing one common share

of

VALE S.A.

The deadline for validly tendering Vale S.A. Preferred ADSs is 5:00 pm, New York City time (6:00 pm, Rio de Janeiro, Brazil time), on August 11, 2017 (as such time and date may be extended or earlier terminated, the “Preferred ADS Tender Deadline”), unless the Exchange Offer is extended or earlier terminated.

NO GUARANTEED DELIVERY

The Information Agent for the Exchange Offer is:

Morrow Sodali LLC

Calls within the United States:	(800) 662-5200 (toll-free)
Calls outside the United States:	(203) 658-9400 (collect)
Email:	vale.info@morrowsodali.com

To Our Clients:

Enclosed for your consideration is the Offer to Convert, dated June 28, 2017 in connection with the voluntary offer (the “Exchange Offer”) by Vale S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil (the “Company”), to exchange any and all issued Preferred ADSs of the Company at the election of holders of Preferred ADSs at an exchange ratio of 0.9342 of a Common ADS, to be issued pursuant to the Common Shares Deposit Agreement, dated as of December 22, 2015, by and among the Company, Citibank, N.A., as depositary, and all Holders and Beneficial Owners of Common ADSs issued thereunder, for each Preferred ADS properly tendered (the “Exchange Consideration”), and, if applicable, delivering a cash-in-lieu payment representing the net cash proceeds from the sale of any fractional entitlement to a Common ADS to which the owners of Preferred ADSs would otherwise be entitled to receive as Exchange Consideration (the “Cash-in-Lieu Payment”), in each case upon the terms and subject to the conditions set forth in the Offer to Convert, dated June 28, 2017, as amended (the “Offer to Convert”).

We hold Preferred ADSs for your account.  A tender of such Preferred ADSs can be made only by us pursuant to your instructions.  Accordingly, we request instruction as to whether you wish us to tender on your behalf any or all Preferred ADSs held in your account pursuant to the terms and subject to the conditions of the Exchange Offer.  A form of Instruction with respect to the Exchange Offer is enclosed.

Please note the following:

1.              The deadline for validly tendering Vale S.A. Preferred ADSs is 5:00 pm, New York City time (6:00 pm, Rio De Janeiro, Brazil time), on August 11, 2017 (as such time and date may be extended or earlier terminated, the “Preferred ADS Tender Deadline”), unless the Exchange Offer is extended or earlier terminated. If you wish to tender your Preferred ADSs in the Exchange Offer, please instruct us sufficiently in advance of the Preferred ADS Tender Deadline.

2.              The Company has appointed Citibank, N.A., as Exchange Agent, and Morrow Sodali LLC, as Information Agent.

Any questions you may have with respect to the ways in which Preferred ADSs may be tendered in the Exchange Offer should be directed to the Information Agent at the applicable phone number or email address provided below:

Calls within the United States:	(800) 662-5200 (toll-free)
Calls outside the United States:	(203) 658-9400 (collect)
Email:	vale.info@morrowsodali.com

3.              The Exchange Offer is being made for any and all issued and outstanding Preferred ADSs.  Subject to Section 5 below, if you tender your Preferred ADSs in the Exchange Offer, you will receive, for every one Preferred ADS validly tendered: (i) 0.9342 of a Common ADS, and (ii) if applicable, a Cash-in-Lieu Payment representing the net cash proceeds from the sale of any fractional entitlement to a Common ADS to which you would otherwise be entitled to receive, in each case upon the terms and subject to the conditions of the Exchange Offer set forth in the Offer to Convert.

4.              If you wish to tender your Preferred ADSs in exchange for Common ADSs and, if applicable, the Cash-in-Lieu Payment, you must contact us directly so that we can arrange for transfer of your Preferred ADSs to the applicable account at The Depository Trust Company (“DTC”) using DTC’s automated systems, in either case, prior to 5:00 pm, New York City time (6:00 pm, Rio de Janeiro, Brazil time), on August 11, 2017.

5.              The Exchange Offer is conditioned upon satisfaction of the conditions set forth in the Offer to Convert, including the condition that, at the Preferred ADS Tender Deadline, the Company has received tenders for Preferred ADSs (and the Preferred Shares represented thereby) representing some or all of at least 54.09 percent of the total issued and outstanding Preferred Shares, including Preferred Shares in the form of Preferred ADSs.

If you wish to have us tender any or all of the Preferred ADSs held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein.  If you authorize the tender of your Preferred ADSs, all such Preferred ADSs held in your account will be tendered unless otherwise specified below.  An envelope to return your instructions is enclosed.  Your instructions should be forwarded to us in ample time to permit us to tender your Preferred ADSs to the Exchange Agent on your behalf prior to 5:00 pm, New York City time (6:00 pm, Rio de Janeiro, Brazil time), on August 11, 2017.

INSTRUCTIONS

WITH RESPECT TO THE EXCHANGE OFFER

each outstanding Preferred American Depositary Share (a “Preferred ADS”)

of

VALE S.A.

for

0.9342 of a Common American Depositary Share (a “Common ADS”),

each Common ADS representing one common share

of

VALE S.A.

The undersigned acknowledge(s) receipt of (i) your letter, and (ii) the Offer to Convert, dated June 28, 2017 (the “Offer to Convert”), in connection with the voluntary offer by Vale S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil (the “Company”), to exchange any and all issued Preferred ADSs of the Company at the election of holders of Preferred ADSs at an exchange ratio of 0.9342 of a Common ADS, to be issued pursuant to the Common Shares Deposit Agreement, dated as of December 22, 2015, by and among the Company, Citibank, N.A., as depositary, and all Holders and Beneficial Owners of Common ADSs issued thereunder, for each Preferred ADS properly tendered (the “Exchange Consideration”), and, if applicable, delivering a cash-in-lieu payment representing the net cash proceeds from the sale of any fractional entitlement to a Common ADS to which the owners of Preferred ADSs would otherwise be entitled to receive as Exchange Consideration, in each case upon the terms and subject to the conditions set forth in the Offer to Convert.

The undersigned hereby instructs you to tender to the Company (through Citibank, N.A., as the Exchange Agent) the number of Preferred ADSs indicated on the reverse side of these Instructions (or if no number is indicated below, all Preferred ADSs held on behalf of the undersigned) which you hold for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Convert.

Total Number of Preferred ADSs to be Tendered*

Date:

SIGN HERE

Signature(s):

Print Name(s):

Print Address(es):

Area Code and Telephone Number(s):

Taxpayer Identification or Social Security Number(s):

* Unless otherwise indicated, it will be assumed that all of your Preferred ADSs held by us for your account are to be tendered.